Exhibit 99.1
Date:                Dec. 11, 2007
Williams Partners L.P. Completes Acquisition of Interests in Wamsutter LLC from Williams
     TULSA, Okla. – Williams Partners L.P. (NYSE:WPZ) and Williams (NYSE: WMB) announced today that Williams Partners has completed its acquisition of certain membership interests in Wamsutter LLC, the limited liability company that owns the Wamsutter system, from Williams for $750 million.
     The Wamsutter system includes an approximate 1,700-mile natural gas gathering system in the Washakie Basin in south-central Wyoming and the Echo Springs cryogenic processing plant near Wamsutter, Wyo.
     Williams Partners completed the transaction after successfully closing a public equity offering of 9.25 million common units that yielded net proceeds of approximately $335.2 million.
     The partnership financed the remainder of the purchase price through utilizing $250 million of term loan borrowings, issuing approximately $157.2 million of common units to Williams, and increasing its general partner’s capital account by approximately $10.3 million to maintain its 2 percent general partner interest.
     The term loan is under Williams Partners’ new $450 million five-year senior unsecured credit facility that became effective simultaneous with the closing of the Wamsutter transaction.  The remaining $200 million of capacity under the new facility is available for revolving credit borrowings.
     The board of directors of the general partner of Williams Partners approved the transaction based on a recommendation from its conflicts committee. The conflicts committee, which is comprised entirely of independent directors, retained independent legal and financial advisers to assist it in evaluating and negotiating the transaction.
About Williams Partners L.P. (NYSE: WPZ)
Williams Partners L.P. is a publicly traded master limited partnership that owns natural gas gathering, transportation, processing and treating assets serving regions where producers require large scale and highly reliable services, including the Gulf of Mexico and the San Juan Basin in New Mexico and Colorado. The partnership also serves the natural gas liquids (NGL) market through its NGL fractionating and storage assets. The general partner is Williams Partners GP LLC. More information about the partnership is available at www.williamslp.com.
About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More

information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679

Sharna Reingold
Williams (investor relations)
(918) 573-2078
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This press release may include “forward-looking statements” as defined by federal law.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.  Additional information about issues that could lead to material changes in performance is contained in the Partnership’s annual and quarterly reports filed with the Securities and Exchange Commission.
Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.